EXHIBIT 11.0
MOTO PHOTO INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS

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                                   Three        Three         Six          Six
                                  Months       Months        Months       Months
                                   Ended        Ended        Ended        Ended
                                30-June-98   30-June-97    30-June-98   30-June-97

Numerator:
Net income                      $  575,882  $   697,084    $  770,093   $1,098,705
Preferred stock dividend
requirement                        (68,381)     (70,454)     (206,709)    (212,888)

Numerator for basic earnings
per share--income available
to common shareholders             507,501      626,630       563,384      885,817

Effect of dilutive securities:

Numerator for diluted earnings
per share--income available to
common stockholders after
assumed conversions             $  507,501   $  626,630    $  563,384   $  885,817



Denominator:
Denominator for basic earnings
per share--weighted average
shares outstanding               7,817,075    7,795,514     7,810,399    7,791,772

Effect of dilutive securities:
Employee stock options
Dilutive potential common
   shares                           44,687       75,708       140,499       66,592
Denominator for diluted
earnings per share--adjusted
weighted average shares and
assumed conversions              7,861,762    7,871,222     7,950,898    7,858,364


Basic earnings per share             $0.06        $0.08         $0.07        $0.11





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